Exhibit 99.1

Lifeloc Reports Third Quarter 2021 Results

WHEAT RIDGE, Colo., October 28, 2021 -- Lifeloc Technologies, Inc. (OTC: LCTC), a global leader in the development and manufacturing of breath alcohol and drug testing devices, has announced financial results for the third quarter ended September 30, 2021.

Third Quarter Financial Highlights

Lifeloc posted quarterly net revenue of $1.887 million resulting in a quarterly net income of $523 thousand, or $0.21 per diluted share. These results compare to net revenue of $1.555 million and net loss of $(213) thousand, or $(0.09) per diluted share, in the third quarter of 2020. Revenue for the current quarter increased 21% versus the third quarter last year. Income for the third quarter includes the benefit from the forgiveness of the second round Paycheck Protection Program (PPP) loan of $471 thousand. For the first nine months of 2021, net revenue was $5.427 million with a net income of $816 thousand, or $0.33 per diluted share, compared to net revenue of $4.893 million and net loss of $(728) thousand, or $(0.30) per diluted share, for the same period last year. Income for the first nine months of 2021 includes the benefit from the forgiveness of the both the first and second round SBA Paycheck Protection Program (PPP) loans totaling $936 thousand. The PPP loans and forgiveness helped offset a difficult business environment in 2020 and 2021 with minimal employee disruption.

Lifeloc took advantage of continued low interest rates, refinancing our building mortgage on September 30, 2021, replacing the prior 4.00% fixed rate (until October 2024) mortgage with a 2.95% mortgage fixed until September 2031. This refinancing was immediately cash flow positive, and all refinance costs recovered through interest savings by early 2023, while eliminating the 2024 interest rate change risk from the prior mortgage.

Demand is growing for our new platform LX9 and LT7 devices. The features and performance of the new L-series products have driven penetration by meeting previously unaddressable market needs, such as wider temperature ranges and fast customization that incorporates local languages. We expect that most L-series sales will be incremental to FC-series devices rather than displacing FC sales. The L-series devices are meeting the requirements of the most modern registration standards, such as SAI’s (Standards Australia International) latest AS 3547:2019 standards for Breath Alcohol Detectors.

We continue to invest in the significant growth opportunities of alcohol monitoring and drug detection. The monitoring opportunity will be addressed primarily through the redesigned Real-Time Alcohol Detection and Reporting (R.A.D.A.R.®) device. Manufacture of the second generation R.A.D.A.R. 200 prototype devices began in late 2020. Field testing of these redesigned R.A.D.A.R. devices and integration with the monitoring system has been extensive and has required additional modifications before final release. The design has now been finalized with several devices currently in field testing by key customers. Sales release of the R.A.D.A.R. 200 device is planned this year. Several upgrades have been made to the reporting system including migration to the cloud for higher reliability and an entirely new enrollment app to automate the enrollment process.

Our most important goal remains the convergence of the market’s need for rapid detection of drugs of abuse with Lifeloc’s capabilities. Additional personnel and new equipment resources have been committed to finalizing the development of the SpinDx™ technology platform and the rapid, quantitative marijuana breathalyzer using the SpinDx platform for detection. We have improved the detection sensitivity for delta-9-THC as well as the robustness of the device. Work continues to develop this system into a device that can be used for roadside testing, as well as other contexts requiring fast response.

“Our sales continue to recover in our core business, and our sales team is converting new customers,” commented Dr. Wayne Willkomm, President and CEO. “But our real growth driver is the strong pipeline of recent and upcoming product releases. The second generation Easycal® calibration station is yielding its best sales year ever. The L-series platform, a premium product already finding broad acceptance, is providing expanded features requested by various international law enforcement agencies. The redesigned R.A.D.A.R. 200 devices are in customers’ hands and expected to contribute revenue in the fourth quarter to begin a recurring revenue stream and fund growth. The next big milestone for Lifeloc will be completing the commercialization of the SpinDx platform – a major effort that will be prioritized over short-term profitability. We are hopeful that the SpinDx platform will begin making a revenue contribution by late 2022.”

About Lifeloc Technologies

Lifeloc Technologies, Inc. (OTC: LCTC) is a trusted U.S. manufacturer of evidential breath alcohol testers and related training and supplies for Workplace, Law Enforcement, Corrections and International customers. Lifeloc stock trades over-the-counter under the symbol LCTC. We are a fully reporting Company with our SEC filings available on our web site, www.lifeloc.com/investor.

Forward Looking Statements

This press release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which involve substantial risks and uncertainties that may cause actual results to differ materially from those indicated by the forward-looking statements. All forward-looking statements expressed or implied in this press release, including statements about our strategies, expectations about new and existing products, market demand, acceptance of new and existing products, technologies and opportunities, market size and growth, and return on investments in products and market, are based on information available to us on the date of this document, and we assume no obligation to update such forward-looking statements. Investors are strongly encouraged to review the section titled “Risk Factors” in our SEC filings.

R.A.D.A.R.® and Easycal® are registered trademarks of Lifeloc Technologies, Inc.

SpinDx™ is a trademark of Sandia Corporation.

Amy Evans
Lifeloc Technologies, Inc.
http://www.lifeloc.com
(303) 431-9500

LIFELOC TECHNOLOGIES, INC.
Condensed Balance Sheets

ASSETS
	September 30,
	2021	December 31,
CURRENT ASSETS:	(Unaudited)	2020
Cash	$2,556,282	$2,195,070
Accounts receivable, net	600,068	523,603
Inventories, net	2,586,117	2,498,126
Income taxes receivable	45,288	220,657
Prepaid expenses and other	89,392	77,962
Total current assets	5,877,147	5,515,418

PROPERTY AND EQUIPMENT, at cost:
Land	317,932	317,932
Building	1,928,795	1,928,795
Real-time Alcohol Detection And Recognition equipment and software	569,448	569,448
Production equipment, software and space modifications	958,785	958,785
Training courses	432,375	432,375
Office equipment, software and space modifications	216,618	216,618
Sales and marketing equipment and space modifications	226,356	226,356
Research and development equipment, software and space modifications	255,072	190,818
Less accumulated depreciation	(2,474,356)	(2,277,839)
Total property and equipment, net	2,431,025	2,563,288

OTHER ASSETS:
Patents, net	136,471	144,702
Deposits and other	163,480	164,798
Deferred taxes	135,215	148,142
Total other assets	435,166	457,642

Total assets	$8,743,338	$8,536,348

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Accounts payable	$230,572	$333,851
Term loan payable, current portion	48,141	46,936
Paycheck Protection loan payable	—	465,097
Customer deposits	158,375	155,295
Accrued expenses	194,486	266,266
Deferred revenue, current portion	45,731	41,053
Reserve for warranty expense	46,500	46,500
Total current liabilities	723,805	1,354,998

TERM LOAN PAYABLE, net of current portion and debt issuance costs	1,280,358	1,277,531

DEFERRED REVENUE, net of current portion	4,957	3,177
Total liabilities	2,009,120	2,635,706

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY:

Common stock, no par value; 50,000,000 shares authorized, 2,454,116 shares outstanding	4,650,812	4,633,655
Retained earnings	2,083,406	1,266,987
Total stockholders' equity	6,734,218	5,900,642

Total liabilities and stockholders' equity	$8,743,338	$8,536,348

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Income (Unaudited)

	Three Months Ended September 30,
REVENUES:	2021	2020
Product sales	$1,855,308	$1,502,034
Royalties	9,941	31,395
Rental income	22,239	21,639
Total	1,887,488	1,555,068

COST OF SALES	953,437	957,964

GROSS PROFIT	934,051	597,104

OPERATING EXPENSES:
Research and development	299,653	335,075
Sales and marketing	306,664	235,733
General and administrative	245,970	297,128
Total	852,287	867,936

OPERATING INCOME (LOSS)	81,764	(270,832)

OTHER INCOME (EXPENSE):
Forgiveness of Paycheck Protection loan	471,347	—
Interest income	1,347	2,598
Interest expense	(13,568)	(14,051)
Total	459,126	(11,453)

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	540,890	(282,285)

BENEFIT FROM (PROVISION FOR) FEDERAL AND STATE INCOME TAXES	(18,230)	69,519

NET INCOME (LOSS)	$522,660	$(212,766)

NET INCOME (LOSS) PER SHARE, BASIC	$0.21	$(0.09)

NET INCOME (LOSS) PER SHARE, DILUTED	$0.21	$(0.09)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,501,034	2,454,116

LIFELOC TECHNOLOGIES, INC.
Condensed Statements of Income (Unaudited)

	Nine Months Ended September 30,
REVENUES:	2021	2020
Product sales	$5,304,800	$4,705,598
Royalties	56,157	123,527
Rental income	65,710	64,317
Total	5,426,667	4,893,442

COST OF SALES	3,063,321	3,190,193

GROSS PROFIT	2,363,346	1,703,249

OPERATING EXPENSES:
Research and development	873,498	814,457
Sales and marketing	751,266	837,077
General and administrative	852,998	978,056
Total	2,477,762	2,629,590

OPERATING INCOME (LOSS)	(114,416)	(926,341)

OTHER INCOME (EXPENSE):
Forgiveness of Paycheck Protection loans	936,444	—
Interest income	2,659	13,016
Interest expense	(40,629)	(42,198)
Total	898,474	(29,182)

NET INCOME (LOSS) BEFORE PROVISION FOR TAXES	784,058	(955,523)

BENEFIT FROM (PROVISION FOR) FEDERAL AND STATE INCOME TAXES	32,361	227,859

NET INCOME (LOSS)	$816,419	$(727,664)

NET INCOME (LOSS) PER SHARE, BASIC	$0.33	$(0.30)

NET INCOME (LOSS) PER SHARE, DILUTED	$0.33	$(0.30)

WEIGHTED AVERAGE SHARES, BASIC	2,454,116	2,454,116

WEIGHTED AVERAGE SHARES, DILUTED	2,493,492	2,454,116

 Lifeloc Technologies, Inc.

Statements of Stockholders' Equity (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
Total stockholders' equity, beginning balances	$6,211,558	$6,309,746	$5,900,642	$6,792,221

Common stock (no shares issued during periods):
Beginning balances	4,650,812	4,635,727	4,633,655	4,603,304
Stock based compensation expense related to stock options	—	311	17,157	32,734
Ending balances	4,650,812	4,636,038	4,650,812	4,636,038

Retained earnings:
Beginning balances	1,560,746	1,674,019	1,266,987	2,188,917
Net income (loss)	522,660	(212,766)	816,419	(727,664)
Ending balances	2,083,406	1,461,253	2,083,406	1,461,253

Total stockholders' equity, ending balances	$6,734,218	$6,097,291	$6,734,218	$6,097,291

 LIFELOC TECHNOLOGIES, INC.

Condensed Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
CASH FLOWS FROM OPERATING ACTIVITIES:	2021	2020
Net income (loss)	$816,419	$(727,664)
Adjustments to reconcile net income (loss) to net cash provided from (used in) operating activities-
Forgiveness of Paycheck Protection loans	(936,444)	—
Depreciation and amortization	206,222	270,984
Provision for doubtful accounts, net change	(49,000)	3,899
Provision for inventory obsolescence, net change	(5,000)	48,943
Deferred taxes, net change	12,927	(11,188)
Reserve for warranty expense, net change	—	1,500

Stock based compensation expense related to stock options	17,157	32,734
Changes in operating assets and liabilities-
Accounts receivable	(27,465)	119,722
Inventories	(82,991)	(581,640)
Income taxes receivable	175,369	(216,654)
Prepaid expenses and other	(11,430)	(49,059)
Deposits and other	1,318	(89,453)
Accounts payable	(103,279)	(4,055)
Customer deposits	3,080	(31,221)
Accrued expenses	(71,780)	(78,099)
Deferred revenue	6,458	(12,723)

Net cash provided from (used in) operating activities	(48,439)	(1,323,974)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property and equipment	(64,254)	(9,088)
Patent filing expense	(661)	(18,772)
Net cash provided from (used in) investing activities	(64,915)	(27,860)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments made on term loan	(1,328,625)	(34,372)
Proceeds from refinancing term loan	1,350,000	—
Cost of refinancing term loan	(18,156)	—
Proceeds from Paycheck Protection loan (round 2)	471,347	465,097

Net cash provided from (used in) financing activities	474,566	430,725

NET INCREASE (DECREASE) IN CASH	361,212	(921,109)

CASH, BEGINNING OF PERIOD	2,195,070	3,185,996

CASH, END OF PERIOD	$2,556,282	$2,264,887

SUPPLEMENTAL INFORMATION:
Cash paid for interest	$39,815	$41,384

Cash paid for income tax	$—	$20,063